As filed with the Securities and Exchange Commission on August 21, 2014

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GOLDEN QUEEN MINING CO. LTD.
(Exact name of registrant as specified in its charter)
British Columbia	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

6411 Imperial Avenue, West Vancouver, British Columbia, Canada
(604) 921-7570
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dorsey & Whitney LLP
1400 Wewatta Street, Suite 400
Denver, CO 80202
(303) 629-3400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kenneth G. Sam, Esq. Jason K. Brenkert, Esq. Dorsey & Whitney LLP 1400 Wewatta Street, Suite 400 Denver, CO 80202-5549	Edward L. Mayerhofer, Esq. Morton Law LLP 1200-750 West Pender Street Vancouver, BC, Canada V6C 2T8

As soon as practicable after the effective date of this Registration Statement
(Approximate date of commencement of proposed sale to public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [   ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [   ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer [   ]                     Accelerated filer [X]                     Non-accelerated filer [   ]                     Small reporting company [   ]

CALCULATION OF REGISTRATION FEE

Title of each class of	Proposed Maximum	Amount of
securities to be registered(1)	Aggregate Offering Price(2)	registration fee(3)
Common Shares, without par value Warrants Units	$70,000,000	$9,016
Total	$70,000,000	$9,016

(1)

Includes an indeterminate number of common shares, common share purchase warrants or units of any combination thereof. This registration statement also covers common shares that may be issued upon exercise of warrants. In addition, any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The securities which may be offered pursuant to this registration statement include, pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), such additional number of common shares of the Registrant that may become issuable as a result of any stock split, stock dividends or similar event.

(2)

Represents the initial offering price of all securities sold up to an aggregate public offering price not to exceed $70,000,000 or the equivalent thereof in foreign currencies, foreign currency units or composite currencies to the Registrant.

(3)

Pursuant to Rule 457(o) under the Securities Act, the registration fee has been calculated on the basis of the maximum aggregate offering price and the number of securities being registered has been omitted.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion August 21, 2014

GOLDEN QUEEN MINING CO. LTD.

$70,000,000 Common Shares Warrants Units

We, Golden Queen Mining Co. Ltd., may offer and sell, from time to time, up to $70,000,000 aggregate initial offering price of our common shares, without par value (which we refer to as “Common Shares”), warrants to purchase Common Shares (which we refer to as “Warrants”), or any combination thereof (which we refer to as “Units”) in one or more transactions under this prospectus (which we refer to as the “Prospectus”). We may also offer under this Prospectus any Common Shares issuable upon the exercise of Warrants. Collectively, the Common Shares, Warrants, Common Shares issuable upon exercise of the Warrants, and Units are referred to as the “Securities”.

This Prospectus provides you with a general description of the Securities that we may offer. Each time we offer Securities, we will provide you with a prospectus supplement (which we refer to as the “Prospectus Supplement”) that describes specific information about the particular Securities being offered and may add, update or change information contained in this Prospectus. You should read both this Prospectus and the Prospectus Supplement, together with any additional information which is incorporated by reference into this Prospectus and the Prospectus Supplement. This Prospectus may not be used to offer or sell securities without the Prospectus Supplement which includes a description of the method and terms of that offering.

We may sell the Securities on a continuous or delayed basis to or through underwriters, dealers or agents or directly to purchasers. The Prospectus Supplement, which we will provide to you each time we offer Securities, will set forth the names of any underwriters, dealers or agents involved in the sale of the Securities, and any applicable fee, commission or discount arrangements with them. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this Prospectus.

Our Common Shares are listed and posted for trading on the Toronto Stock Exchange (the “TSX”) under the symbol “GQM” and quoted on the OTCQX International Exchange under the symbol “GQMNF”. On August 20, 2014, the last reported sale price of the Common Shares on the OTCQX was $1.47 per Common Share and on the TSX was C$1.61 per Common Share. There is currently no market through which the Securities, other than the Common Shares, may be sold and purchasers may not be able to resell the Securities purchased under this Prospectus. This may affect the pricing of the Securities, other than the Common Shares, in the secondary market, the transparency and availability of trading prices, the liquidity of these Securities and the extent of issuer regulation. See “Risk Factors and Uncertainties”.

Investing in the Securities involves risks. See “Risk Factors and Uncertainties” on page7.

These Securities have not been approved or disapproved by the U.S. Securities and Exchange Commission (“SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS , 2014.

ABOUT THIS PROSPECTUS

This Prospectus is a part of a registration statement that we have filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the Securities described in this Prospectus in one or more offerings up to a total dollar amount of initial aggregate offering price of $70,000,000. This Prospectus provides you with a general description of the Securities that we may offer. The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in a Prospectus Supplement and may include, where applicable: (i) in the case of Common Shares, the number of Common Shares offered, the offering price and any other specific terms of the offering; (ii) in the case of Warrants, the designation, number and terms of the Common Shares purchasable upon exercise of the Warrants, any procedures that will result in the adjustment of those numbers, the exercise price, dates and periods of exercise, and the currency or the currency unit in which the exercise price must be paid and any other specific terms; and (iii) in the case of Units, the designation, number and terms of the Common Shares or Warrants comprising the Units. A Prospectus Supplement may include specific variable terms pertaining to the Securities that are not within the alternatives and parameters set forth in this Prospectus.

In connection with any offering of the Securities (unless otherwise specified in a Prospectus Supplement), the underwriters or agents may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a higher level than that which might exist in the open market. Such transactions, if commenced, may be interrupted or discontinued at any time. See “Plan of Distribution”.

Please carefully read both this Prospectus and any Prospectus Supplement together with the documents incorporated herein and therein by reference under “Documents Incorporated by Reference”, any free writing prospectus and the additional information described below under “Where You Can Find More Information.”

Owning securities may subject you to tax consequences both in Canada and the United States. This Prospectus or any applicable Prospectus Supplement may not describe these tax consequences fully. You should read the tax discussion in any Prospectus Supplement with respect to a particular offering and consult your own tax advisor with respect to your own particular circumstances.

References in this Prospectus to “$” are to United States dollars. Canadian dollars are indicated by the symbol “C$”.

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus. The distribution or possession of this Prospectus in or from certain jurisdictions may be restricted by law. This Prospectus is not an offer to sell these Securities and is not soliciting an offer to buy these Securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of the Securities. Our business, financial condition, results of operations and prospects may have changed since that date.

In this Prospectus and in any Prospectus Supplement, unless the context otherwise requires, references to “Golden Queen”, “Company” “we”, “us” or “our” refer to Golden Queen Mining Co. Ltd., either alone or together with its subsidiaries as the context requires.

SUMMARY

Golden Queen Mining Co. Ltd.

Corporate Information

We, Golden Queen Mining Co. Ltd., were incorporated under the laws of the Province of British Columbia, Canada in November 1985. Our Common Shares are listed and posted for trading on the Toronto Stock Exchange (referred to as the “TSX”) under the symbol “GQM” and quoted on the OTCQX International Exchange under the symbol “GQMNF”.

Our registered office is located at 1200 - 750 West Pender Street, Vancouver, BC, Canada V6C 2T8 and our executive offices are located at 6411 Imperial Ave., West Vancouver, BC, Canada, V7W 2J5. Our California office is located at 15772 K Street, Mojave, California, 93501. Our phone number is (604) 921-7570. We maintain a website at www.goldenqueen.com and through a link on our website you can view the periodic filings that we make with the Securities and Exchange Commission (which we refer to herein as the “SEC”). Information contained on our website is not incorporated into this Prospectus.

Our Business and Property

We have been exploring our mineral properties located just south of Mojave in Kern County in southern California (which we refer to as the “Property”) since 1985.

We acquired our initial interest in the Property in 1985 and have since added to our holdings in the area. Work on the Property and on the Soledad Mountain project (which we refer to as the “Soledad Project”) is done by our wholly-owned subsidiary, Golden Queen Mining Co., Inc., a California corporation (referred to as “GQ California”).

We explored for gold and silver on the Property and did extensive engineering work on the Soledad Project between 1988 and 1999. An independent consulting engineering firm completed a feasibility study for the Soledad Project in 1997 with gold and silver prices of $350/oz and $5.50/oz respectively. We did additional drilling, underground sampling and metallurgical test work in 1998 and 1999.

We had previously reported that we expected to begin producing gold and silver from the Soledad Project during the second half of 1998, based on the independent feasibility study and on approvals and permits secured in 1997. Because of relatively low gold and silver prices in the late 1990s and in early 2000 however, we were not able to secure financing for the Soledad Project and the Soledad Project was put on hold in early 2000. Employees were laid off and costs were reduced to the minimum required to maintain rights to the Property. The major landholders agreed to a 3-year moratorium on advance minimum royalty and other property payments or until the prices of gold and silver improved. We recorded an asset impairment loss of $28,547,592 for the year ended December 31, 2000 and this asset impairment loss reduced the carrying value of the Property and other assets to their estimated, net realizable value.

In order to update the prospects for the economic exploitation of the Soledad Mountain mineral deposit, we initiated a detailed review of the Soledad Project in mid-2002 to identify new approaches that would reduce both the capital cost to the start of production and future operating costs. This effort was supported and complemented by a substantial amount of work done by independent consulting engineers and contractors. The information was documented and compiled into an in-house report to assist management in determining the prospects for development of the Soledad Project at gold and silver prices prevailing in late 2006. The review indicated reasonable prospects for the development of the Soledad Project and this was the basis for ongoing work on the Soledad Project that has continued to this date.

We announced that we had initiated an infill drill program in a news release on October 21, 2010. The drill program commenced in April 2011 and was completed in early May 2011. A total of 20 drill holes (6,288 feet) were completed in the program.

AMEC E&C Services, Inc. (referred to as “AMEC”) of Sparks, Nevada, integrated the results from the infill drill program into the historical database prepared mineral resource estimates from first principles. Norwest Corporation (referred to as “Norwest”) used the data provided by AMEC and prepared a feasibility study and economic analysis with input from independent consulting engineers and management and the results were released on October, 2012 in a technical report entitled Soledad Mountain Project, Kern County, CA, USA, Technical Report, dated October 17, 2012, in compliance with the requirements of Canadian National Instrument 43-101 Standards of Disclosure for Mineral Projects.

It is expected that the Soledad Project will produce two different types of materials with overlapping time frames. Open pit mining and heap leaching as presently planned is approximately fifteen years of mining and leaching for the production of gold and silver, and a further two years of rinsing and drain-down. The processing and sale of waste rock as aggregate is expected to commence early in the mine life and continue for up to thirty years depending on production rates. Reclamation will proceed concurrently where feasible, but is nonetheless expected to require two years following cessation of all mining, and a further three years of post-closure monitoring. Monitoring will continue until the reclamation success criteria are met.

The Soledad Project is fully permitted. In June, 2014, we entered into an agreement, subject to disinterested shareholder approval, to form a 50%/50% joint venture to develop and operate the Soledad Mountain Project (referred to as the “Joint Venture”). See, Recent Developments, below. We believe that the time required to construct the facilities will range from fifteen to eighteen months from the date the Joint Venture transaction closes. There are a number of risks associated with the Soledad Project and the Joint Venture that are described under the section “Risk Factors and Uncertainties”, and readers are urged to consider these risks and possible other risks, in order to obtain an understanding of the Soledad Project and the proposed Joint Venture.

Recent Developments

On June 9, 2014, Golden Queen announced entering into an agreement, subject to disinterested shareholder approval, to form the Joint Venture to develop and operate the Soledad Mountain Project. In connection with the contemplated Joint Venture, Golden Queen entered into the following agreements:

Transaction Agreement

On June 8, 2014, Golden Queen entered into a Transaction Agreement with Gauss Holdings, LLC (referred to as “Gauss Holdings”), an entity controlled by Leucadia National Corporation (referred to as “Leucadia”) and Auvergne, LLC (referred to as “Auvergne”), an entity controlled by certain members of the Clay family, a shareholder group which collectively owns approximately 27% of the issued and outstanding shares of Golden Queen, to invest $110 million in cash in exchange for a 50% joint venture interest in our Project, subject to approval by our shareholders and certain other conditions.

Under the terms of the Transaction Agreement, we will convert GQ California into a California limited liability company. Prior to closing of the Joint Venture transaction, Golden Queen will form a holding company to hold our interest in GQ California (referred to as “GQ Holdco”) and cause the transfer of liabilities of GQ California, consisting primarily of intercompany loans, to GQ Holdco. Gauss LLC, a joint venture to be owned 67.5% by Gauss Holdings and 32.5% by Auvergne (referred to as “Gauss”), will acquire 50% of the membership interests of GQ California for $110 million payable in cash to GQ California. On closing of the Joint Venture transaction, GQ Holdco and Gauss will each own 50% of GQ California and will enter into a joint venture agreement (referred to as the “JV Agreement”) that will govern the management of the Soledad Project, the obligations of the parties in connection with further funding requirements and ownership of GQ California. GQ California will be managed by a board of managers comprising an equal number of representatives of each of Gauss and GQ Holdco.

GQ California will apply most of the purchase price received from Gauss to the continued development of the Soledad Project. Golden Queen has the right to make an additional investment in GQ California to fund development of the Soledad Project (referred to as the “Top-Up Contribution”). Pursuant to the JV Agreement, if Golden Queen (through GQ Holdco) makes the Top-Up Contribution, Gauss is committed to fund an amount equal to the Top-Up Contribution to GQ California, and the aggregate amount of such contributions are anticipated to provide GQ California with sufficient funding to fully develop the Soledad Project. If GQ Holdco does not make the Top-Up Contribution, Gauss will be obligated to make up to a $40 million capital contribution to GQ California, in which case GQ Holdco’s ownership interest in GQ California will be diluted and GQ Holdco will surrender one of its board of manager seats at GQ California.

Pursuant to the terms of the Transaction Agreement, Golden Queen is subject to customary no-shop covenants and the payment of a $2.5 million termination fee, payable to the members of Gauss on a pro-rata basis under certain circumstances. Golden Queen also agreed to reimburse the members of Gauss for expenses in an aggregate amount of $2.275 million incurred by Gauss in connection with the transaction, provided however that the aggregate amount of the termination fee and the expense reimbursement shall not exceed $2.5 million.

On closing of the Joint Venture transaction, Golden Queen’s CEO, Lutz Klingmann, and CFO, Andrée St-Germain, will become the CEO and CFO, respectively, of GQ California.

Accounting Treatment

Following completion of the Joint Venture transaction, Golden Queen expects that GQ California will be a variable interest entity and Golden Queen will be considered the primary beneficiary. As a result, Golden Queen expects to continue to reflect 100% of the financial results of GQ California in its consolidated financial statements, along with a non-controlling interest representing Gauss LLC 50% interest in GQ California.

The transaction is subject to customary closing conditions, including approval by the TSX and approval of the disinterested shareholders of Golden Queen.

Backstop Agreement and Registration Rights Agreements

On June 8, 2014, Golden Queen entered into a standby purchase agreement with the members of Gauss (referred to as the “Backstop Agreement”) under which Golden Queen may, in its sole discretion, elect to require the Gauss members to purchase, under the terms of the Backstop Agreement, any common shares which have not been acquired pursuant to the exercise of rights under a potential rights offering at a price per common share not to exceed $1.10, up to a maximum amount of $45 million in the aggregate. In consideration for entering into the Backstop Agreement, Golden Queen will pay a standby guarantee fee to the Gauss members equal to $2.25 million in the aggregate on closing of the Joint Venture transaction.

In connection with the Backstop Agreement, on June 8, 2014, Golden Queen entered into registration rights agreements with Gauss Holdings and with Auvergne and certain members of the Clay family, under which we granted to the members of Gauss two demand registration rights and piggyback registration rights with respect to (i) common shares of Golden Queen that the members of Gauss purchase in accordance with the Backstop Agreement and (ii) common shares that the holders own as of the closing date of the transaction under the Transaction Agreement. The demand registration rights are only exercisable if Golden Queen elects to have Gauss Holdings and Auvergne purchase shares under the Backstop Agreement. The registration rights will continue until the earlier of (i) being fully exercised in the case of the two demand rights or (ii) when all securities registrable under the agreements cease to be covered due to being sold under effective registration statements, transferred to persons not eligible for transfer of the registration rights or otherwise cease to be restricted from resale under Rule 144(b)(1)(i).

Debt Restructuring Agreement

On June 8, 2014, Golden Queen and GQ California entered into a debt restructuring agreement (referred to as the “Debt Restructuring Agreement”) with Clay group member Harris Clay and a trust controlled by the Clay group, under which the parties have agreed to amend the terms of certain loan agreements and promissory notes. The effect of the debt restructuring will be to move the guarantees of the debt obligations under the loan agreements and the notes from Golden Queen California to GQ Holdco. The debt restructuring is subject to closing of the transaction in the Transaction Agreement.

Senior Secured Promissory Note

On July 2, 2014, GQ California issued a senior secured promissory note to Leucadia and Auvergne, with Golden Queen as guarantor, in respect of an advance of an aggregate of $10,000,000 ($6,500,000 from Leucadia and $3,500,000 from Auvergne) to GQ California. The loan is secured and senior to existing debt and proceeds will be used to advance the development of the Soledad Project. The maturity date of the loan will be the earlier of: (a) the closing date of the Joint Venture transaction and (b) September 30, 2014. If the Closing occurs later than September 30, 2014, then the maturity date can be extended to December 1, 2014 by paying a $1,000,000 extension fee, which extension fee will not be payable if the JV Closing occurs before the extended maturity date.

The repayment of the loan, accrued interest and extension fee, if any, will be funded from the proceeds of the Joint Venture at Closing. The loan will bear interest at a rate of 10.0% per annum, with interest calculated monthly at the end of each month and accrued interest payable at the end of each month in arrears or when the unpaid principal amount is due and payable. At the option of GQ California, payment of interest due in whole or in part on any date on which interest is due may be capitalized, with such accrued interest being added to the principal amount of the loan. After the occurrence and during the continuation of an event of default, interest on the loan will accrue at a rate of 12.0% per annum and the unpaid principal balance of the Note, together with accrued but unpaid interest, shall become immediately due and payable. An event of default under the Note includes any of the following: failure to pay principal or interest when due, breach of any representation or warranty in the Note, commencement of dissolution or liquidation proceedings against Golden Queen or GQ California, insolvency or bankruptcy of Golden Queen or GQ California, or failure of Golden Queen or GQ California to comply with any material term of the Note. The loan may be prepaid in whole but not in part at any time or from time to time without penalty or premium.

The Note contains customary representations, warranties and covenants, including a prohibition on the incurrence of further indebtedness other than certain existing indebtedness between GQ California and Golden Queen and indebtedness incurred in connection with development of the Soledad Project. As security for the Loan, the lenders have a security interest in GQ California’s property, including accounts, equipment, inventory, intellectual property and other personal property. Golden Queen has guaranteed repayment obligations under the Note. As security interest for Golden Queen’s obligations as a guarantor, the Note creates a security interest in all shares of GQ California stock held by Golden Queen, and Golden Queen is prohibited from creating any liens on such shares, provided, however, that Golden Queen may complete the corporate restructuring contemplated in the Joint Venture transaction.

No finder’s fee or commission will be paid in connection with the Loan.

In addition, Golden Queen, GQ California, Leucadia, Auvergne, Clay family member Harris Clay and a trust controlled by the Clay family entered into a subordination agreement pursuant to which Harris Clay and the Clay family trust agreed to subordinate debt and guarantor obligations owed to them by GQ California. In accordance with the Subordination Agreement, the obligations of GQ California under the Note are senior to this subordinated debt. The subordination of the subordinated debt will continue until the payment in full of all amounts owed by GQ California under the Note.

The Securities Offered under this Prospectus

We may offer the Common Shares, Warrants, or Units with a total value of up to $70,000,000 from time to time under this Prospectus, together with any applicable Prospectus Supplement and related free writing prospectus, if any, at prices and on terms to be determined by market conditions at the time of offering. This Prospectus provides you with a general description of the Securities we may offer. Each time we offer Securities, we will provide a Prospectus Supplement that will describe the specific amounts, prices and other important terms of the Securities, including, to the extent applicable:

  aggregate offering price;
  the designation, number and terms of the Common Shares purchasable upon exercise of the Warrants, any procedures that will result in the adjustment of those numbers, the exercise price, dates and periods of exercise, and the currency or the currency unit in which the exercise price must be paid and any other specific terms;
  voting or other rights, if any; and
  important United States federal income tax considerations.

A Prospectus Supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this Prospectus or in documents we have incorporated by reference. However, no Prospectus Supplement or free writing prospectus will offer a security that is not registered and described in this Prospectus at the time of the effectiveness of the registration statement of which this Prospectus is a part.

We may sell the Securities on a continuous or delayed basis to or through underwriters, dealers or agents or directly to purchasers. The Prospectus Supplement, which we will provide to you each time it offers Securities, will set forth the names of any underwriters, dealers or agents involved in the sale of the Securities, and any applicable fee, commission or discount arrangements with them.

Common Shares

We may offer Common Shares. Holders of Common Shares are entitled to one vote per Common Share on all matters that require shareholder approval. Holders of our Common Shares are entitled to dividends when and if declared by our Board of Directors. Our Common Shares are described in greater detail in this Prospectus under “Description of Common Shares.”

Warrants

We may offer Warrants for the purchase of Common Shares, in one or more series, from time to time. We may issue Warrants independently or together with Common Shares and the Warrants may be attached to or separate from such securities.

The Warrants will be evidenced by warrant certificates and may be issued under one or more warrant indentures, which are contracts between us and a warrant trustee for the holders of the Warrants. In this prospectus, we have summarized certain general features of the Warrants under “Description of Warrants.” We urge you, however, to read any Prospectus Supplement and any free writing prospectus that we may authorize to be provided to you related to the series of Warrants being offered, as well as the complete warrant indentures, if applicable, and warrant certificates that contain the terms of the Warrants. If applicable, specific warrant indentures will contain additional important terms and provisions and will be filed as exhibits to the registration statement of which this Prospectus is a part, or incorporated by reference from a current report on Form 8-K that we file with the SEC.

Units

We may offer Units consisting of Common Shares and Warrants to purchase any of such securities in one or more series. In this Prospectus, we have summarized certain general features of the Units under “Description of Units.” We urge you, however, to read any Prospectus Supplement and any free writing prospectus that we may authorize to be provided to you related to the series of Units being offered. We may evidence each series of units by unit certificates that we may issue under a separate unit agreement with a unit agent. If applicable, we will file as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, the unit agreements that describe the terms of the series of Units we are offering before the issuance of the related series of Units.

THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

RISK FACTORS AND UNCERTAINTIES

Investing in the Securities involves a high degree of risk. Prospective investors in a particular offering of Securities should carefully consider the following risks, as well as the other information contained in this Prospectus, any applicable Prospectus Supplement, and the documents incorporated by reference herein before investing in the Securities. If any of the following risks actually occurs, our business could be materially harmed. Additional risks and uncertainties, including those of which we are currently unaware or that we deem immaterial, may also adversely affect our business.

Risks Related to Golden Queen and its Operations

The likelihood of continued losses from operations and ability to continue as a going concern.

We have had no revenues from operations since inception and as at June 30, 2014 had a deficit of $74,176,094. Losses are expected to continue until such time as we can economically produce and sell gold and silver from the Soledad Project. Management cannot provide assurances that this will occur and this raises doubts about our ability to continue as a going concern.

There are significant risks associated with developing and establishing mining operations, and since we do not have a history of producing gold and silver from the Soledad Project, we do not have certainty that we will be able to develop a profitable mining operation.

The Soledad Project is in the development stage and to date we have not produced gold or silver from the Soledad Project and do not currently generate operating earnings. Advancing the Soledad Project to the production stage will involve significant capital and time, and successful commercial production (if any) will be subject to receiving additional construction-related permits and completion of construction of the facilities required for a mining operation. As a result, we are subject to risks associated with developing and establishing a mining operation on the Soledad Project, including:

  the availability of funds to finance development of the Soledad Project on terms acceptable to Golden Queen;
  the considerable time and cost involved in obtaining construction-related permits and completing construction of the facilities required for a mining operation on the Soledad Project;
  the availability and costs of mining and processing equipment and other supplies, as well as the availability of contractors required for construction;
  the availability and cost of hiring management and administrative personnel and skilled labour required to run a mining operation on the Soledad Project;
  increases in our projected costs due to differences in ore grade, metallurgical performance or revisions to mine plans in response to the physical shape and location of mineralized materials as compared to our 2012 feasibility study estimates;
  increases in the costs of commodities such as fuel, rubber and electricity, and other materials and supplies which would increase Soledad Project development and operating costs;
  the ability to extract sufficient gold and silver from resources and reserves to support a profitable mining operation on the Soledad Project;
  compliance with our approvals and permits; and
  potential opposition from environmental groups, other non-governmental organizations or local residents which may delay or prevent development of the Soledad Project or affect our future operations.

It is common for mine development programs to experience unexpected problems and delays during construction and commencement of operations. As a result, we may not be successful in establishing a mining operation or profitably producing gold and silver from the Soledad Project.

There are significant risks inherent in mineral production activities.

Development and production of minerals involves a significant degree of risk. Mineralization of the Soledad Project may turn out to be insufficient in quantity or quality to be profitably mined. We are also subject to significant operating hazards and risks that are normally associated with development and production of minerals, including:

  increases in costs that make project development prohibitive, or that make mining uneconomical;

  insufficient mineralized material to support a profitable mining operation;
  unanticipated variations in grade of mineralized material or other geologic problems, or metallurgical or processing problems;
  difficult surface conditions, unusual or unexpected geologic formations or failure of open pit slopes;
  mechanical or equipment problems;
  environmental hazards or pollution;
  industrial accidents or personal injury;
  fire, flooding, earthquakes, cave-ins or periodic interruptions due to inclement weather;
  labor disputes; and
  decreases in gold and silver prices, thus decreasing the value of mineralized material.

Any of these hazards and risks can materially and adversely affect, among other things, the development of the Soledad Project, production quantities and rates, operating costs, potential revenues and production dates. They may also result in damage to, or destruction of, production facilities, environmental damage, monetary losses and legal liability.

We currently maintain insurance within ranges of coverage consistent with industry practice in relation to some of these risks, but there are certain risks against which we cannot insure, or against which we cannot maintain insurance at affordable premiums. Insurance against environmental risks (including pollution or other hazards resulting from the disposal of waste products generated from production activities) is not generally available to us. If subjected to environmental liabilities, the costs incurred would reduce funds available for other purposes, and we may have to suspend operations or undertake costly interim compliance measures to address environmental issues.

Mineral resource and reserve estimates are based on interpretation and assumptions, and the Soledad Project may yield lower production of gold and silver under actual operating conditions than is currently estimated.

Unless otherwise indicated, mineral resource and reserve figures presented in our filings with securities regulatory authorities, press releases and other public statements that may be made from time to time, are based upon estimates made by independent consulting geologists and mining engineers. When making determinations about whether or not to develop the Soledad Project, we must rely upon such estimates as to the mineral resources and reserves, as well as grades of such mineral resources and reserves. Until we are actually mining and processing material, mineral resources and reserves and grades of mineral resources and reserves must be considered as estimates only.

Estimates can be imprecise and depend upon geological interpretation and statistical inferences drawn from drilling and sampling, which may prove to be unreliable. We cannot assure you that the estimates are accurate or that ores from the Soledad Project can be mined or processed profitably.

Any material changes in mineral resource or reserve estimates and grades of resources and reserves will affect the economic viability of placing the Soledad Project into production and the Soledad Project’s return on capital.

As we have not commenced actual production from the Soledad Project, mineral resources and reserves may require adjustments or downward revisions. In addition, the grade of mineralized material ultimately mined, if any, may differ from that indicated by our 2012 feasibility study. The recoveries of gold and silver determined in small scale tests may not be duplicated on a production scale.

Any material reductions in estimates of mineralization, or of our ability to profitably extract gold and silver from our resources and reserves, could have a material adverse effect on our share price and the value of the Soledad Project.

There are differences in U.S. and Canadian practices for reporting mineral resources and reserves.

Our resource and reserve estimates are not directly comparable to those made in filings subject to SEC reporting and disclosure requirements, as we generally report mineral resources and reserves in accordance with Canadian practices. These practices differ from the practices used to report resource and reserve estimates in reports and other materials filed with the SEC.

It is Canadian practice to report measured, indicated and inferred mineral resources, which are generally not permitted in disclosure filed with the SEC by United States issuers. In the United States, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. United States investors are cautioned not to assume that all or any part of measured or indicated mineral resources will ever be converted into reserves. Further, “inferred mineral resources” have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. Disclosure of “contained ounces” is permitted disclosure under Canadian regulations, however, the SEC only permits issuers to report “resources” as in place, tonnage and grade without reference to unit measures.

We are subject to significant governmental regulations, which affect our operations and costs of conducting our business.

Our current and future operations are and will be governed by laws and regulations, including, among others, those relating to:

  mineral property acquisition, development and production;
  taxes and fees;
  labor standards, and occupational health and safety; and
  environmental standards for waste disposal, treatment and use of toxic substances, land use and environmental protection.

Companies engaged in development and production activities often experience increased costs and delays as a result of the need to comply with applicable laws, regulations, and permits. Failure to comply with these may result in enforcement actions, orders issued by regulatory or judicial authorities requiring operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment or costly remedial actions. We may be required to compensate those suffering loss or damage by reason of our activities and may have civil or criminal fines or penalties imposed for violations of such laws, regulations and permits.

Existing and possible future laws, regulations and permits governing operations and activities of mining companies, or more stringent implementation, could have a material adverse impact on our business and cause increases in capital expenditures or require abandonment or delays in development of the Soledad Project.

We could incur substantial costs or disruptions to our business if we cannot renew or maintain necessary authorizations and permits.

We must maintain our existing approvals and permits and obtain construction-related permits from regulatory authorities. Delays in obtaining any required construction-related permits, failure to obtain a construction-related permit, or receipt of a construction-related permit with unreasonable conditions or costs, could have a material adverse effect on our ability to develop the Soledad Project. The failure to obtain necessary construction-related permits could result in an impairment in the carrying value of the Soledad Project.

Our activities are subject to California state and federal environmental laws and regulations that may increase our costs of doing business and restrict our operations.

Our current and planned operations are subject to state and federal environmental laws and regulations. Those laws and regulations provide strict standards for compliance, and potentially significant fines and penalties for non-compliance. These laws address air emissions, waste discharge requirements, management of hazardous substances, protection of endangered species and reclamation of lands disturbed by mining. Compliance with environmental laws and regulations requires significant time and expense, and future changes to these laws and regulations may cause material changes or delays in the development of the Soledad Project or future activities.

U.S. Federal Laws: The Comprehensive Environmental, Response, Compensation, and Liability Act (CERCLA), and comparable state statutes, impose strict, joint and several liability on current and former owners and operators of sites and on persons who disposed of or arranged for the disposal of hazardous substances found at such sites. It is not uncommon for the government to file claims requiring cleanup actions, demands for reimbursement for government incurred cleanup costs, or natural resource damages, or for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances released into the environment. The Federal Resource Conservation and Recovery Act (RCRA), and comparable state statutes, govern the disposal of solid waste and hazardous waste and authorize the imposition of substantial fines and penalties for noncompliance, as well as requirements for corrective actions. CERCLA, RCRA and comparable state statutes can impose liability for clean-up of sites and disposal of substances found on exploration, mining and processing sites long after activities on such sites have been completed.

The Clean Air Act, as amended, and comparable state statutes, restrict the emission of air pollutants from many sources, including mining and processing activities. Our mining operations may produce air emissions, including fugitive dust and other air pollutants from stationary equipment, storage facilities and the use of mobile sources such as trucks and heavy construction equipment, which are subject to review, monitoring and/or control requirements under the Clean Air Act and comparable state air quality laws. New facilities may be required to obtain permits before work can begin, and existing facilities may be required to incur capital costs in order to remain in compliance. In addition, permitting rules may impose limitations on our production levels or result in additional capital expenditures in order to comply with the rules. The Clean Air Act and comparable state statutes provide for civil, criminal and administrative penalties for unauthorized emissions of pollutants.

The Clean Water Act (CWA), and comparable state statutes, impose restrictions and controls on the discharge of pollutants into waters of the United States, or to the surface or ground waters of the state. The CWA regulates storm water runoff from mining facilities and requires a storm water discharge permit for certain activities. Such a permit requires the regulated facility to monitor and sample storm water run-off from its operations. The CWA and comparable state statutes provide for civil, criminal and administrative penalties for unauthorized discharges of pollutants and impose liability on parties responsible for those discharges for the costs of cleaning up any environmental damage caused by the release and for natural resource damages resulting from the release. Violation of these regulations and/or contamination of groundwater by mining related activities may result in fines, penalties, and remediation costs, among other sanctions and liabilities under state laws. In addition, third party claims may be filed by landowners and other parties claiming damages for alternative water supplies, property damages, and bodily injury.

The Endangered Species Act and comparable state laws are designed to protect critically imperiled species from extinction as a consequence of development. The Company filed a response to statements made in a petition filed on January 31, 2014 with the United States Fish and Wildlife Service (USFWS), which petition sought to list the Mojave Shoulderband snail as a threatened or endangered species. In April 2014, USFWS concluded there was no imminent threat to the snail that would cause them to believe an emergency listing was required, but that USFWS may address the petition in the future, subject to funding. Under the Endangered Species Act if the USFWS determines that the petition contains information that the species is imperiled, it then will proceed with a 90 day screening process to determine if the petition presents substantial information to support listing the subject species as endangered, and if such information exists, the USFWS has a further 12 month period to conduct a detailed assessment of the listing request to approve or deny the listing. The existence of any species listed as endangered under those laws, including as a result of the petition, on Soledad Project lands that are to be disturbed as part of the development and operation of the Soledad Project could increase the costs associated with the Soledad Project or require changes or limitations to the planned project development.

California Laws: At the state level, mining operations are also regulated by the California Department of Conservation, Office of Mine Reclamation. State law requires mine operators to hold a permit, which dictates operating controls and closure and post-closure requirements directed at protecting surface and ground water. In addition, state law requires operators to have an approved mine reclamation plan. Local ordinances require the operators to hold Conditional Use Permits. These permits mandate concurrent and post-mining reclamation of mines and require the posting of reclamation financial assurance sufficient to guarantee the cost of closure and reclamation. Any changes to these laws and regulations could have an adverse impact on our financial performance and results of operations by, for example, requiring changes to operating constraints, technical criteria, fees or financial assurance requirements.

Regulations and pending legislation governing issues involving climate change could result in increased operating costs.

A number of governments or governmental bodies have introduced or are contemplating regulatory changes in response to various climate change interest groups and the potential impact of climate change. Legislation and increased regulation regarding climate change could impose significant costs on us and our suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting and other costs to comply with such regulations. Given the current emotion, political significance and uncertainty around the impact of climate change and how it should be dealt with, we cannot predict how legislation and regulation will affect our financial condition and operating performance. Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by us or other companies in our industry could harm our reputation. The potential physical impacts of climate change on our operations are highly uncertain, and may include changes in rainfall and storm patterns and intensities, water shortages and changing temperatures. These impacts may adversely impact the cost, production and financial performance of our operations.

Agreements with landholders need ongoing monitoring and negotiations.

The Company monitors the status of agreements with landholders on a regular basis in order to protect its interests in the Soledad Project. There can be no assurance that the Company will continue to be able to retain all of its interests in the Soledad Project through negotiations with landholders, or that the cost of retaining its interests will not increase significantly as a result of current and future negotiations. The value of the Soledad Project may be significantly reduced if the Company cannot access or mine areas of the property that are material, due to its inability to retain its interests in the Soledad Project, acquire additional interests within the Soledad Project boundary, or to expand the Soledad Project boundary. While each and every property has its own value and unique purpose in the overall mine plan, the feasibility of the Soledad Project will depend on the Company’s ability to maintain control of the portions of the property that are material to the Soledad Project. Failure to keep property agreements in good standing may result in a loss of control of the corresponding interest in the Soledad Project, which, if material, would prevent the Company from developing the Soledad Project.

Title to the property of the Soledad Project may be subject to other claims, which could affect our property rights.

There are risks that title to the property of the Soledad Project may be challenged or impugned. The Soledad Project is located in California and may be subject to prior unrecorded agreements or transfers and title may be affected by undetected defects. There may be valid challenges to the title to the property of the Soledad Project which, if successful, could affect development of the Soledad Project and/or operations. This is particularly the case in respect of those portions of the property in which we hold our interest solely through a lease with landholders, as such interests are substantially based on contract and have been subject to a number of assignments (as opposed to a direct interest in the property).

We hold a number of unpatented mining claims created and maintained in accordance with the General Mining Law of 1872 (the “General Mining Law”). Unpatented mining claims are unique property interests, and are generally considered to be subject to greater title risk than other real property interests because the validity of unpatented mining claims is often uncertain. This uncertainty arises, in part, out of the federal laws and regulations under the General Mining Law. Also, unpatented mining claims may be subject to possible challenges by third parties or validity contests by the federal government. The validity of an unpatented mining claim or mill-site, in terms of both its location and its maintenance, is dependent on strict compliance with a body of U.S. federal law. Should the federal government impose a royalty or additional tax burdens on the properties that lie within public lands, the resulting mining operations could be seriously impacted, depending upon the type and amount of the burden.

Legislation has been proposed that would significantly affect the mining industry.

Members of the United States Congress have repeatedly introduced bills which would supplant or alter the provisions of the United States General Mining Law. If enacted, such legislation could change the cost of holding unpatented mining claims and could significantly impact our ability to mine mineralized material on unpatented mining claims. Such bills have proposed, among other things, to either eliminate or greatly limit the right to a mineral patent and to impose a federal royalty on production from unpatented mining claims. Although we cannot predict what legislated royalties might be, the enactment of these proposed bills could adversely affect our potential to mine mineralized material on unpatented mining claims. Passage of such legislation could adversely affect our financial performance.

The price of gold and silver could adversely affect our future operations and ability to continue development, and eventually operation, of the Soledad Project.

The potential for profitability of operations on the Soledad Project, the value of the Soledad Project, the market price of our common stock and our ability to raise funding to conduct continued development, are directly related to the price of gold and silver. Our decision to develop the Soledad Project must be made long before the first revenue from production would be received. A decrease in the price of gold and silver may prevent the Soledad Project from being economically mined or result in the write-off of assets whose value is impaired as a result of lower gold and silver prices.

The price of gold and silver is affected by numerous factors beyond our control, including inflation, fluctuation of the U.S. dollar and foreign currencies, global and regional demand, the sale of gold and silver by central banks, and the political and economic conditions of major gold and silver producing countries throughout the world. The volatility of mineral prices represents a substantial risk which no amount of planning or technical expertise can fully eliminate. If gold or silver prices decline or remain low for prolonged periods of time, we might be unable to continue development of the Soledad Project, which would adversely affect us.

Land reclamation requirements for our properties may be burdensome and expensive.

Reclamation requirements are imposed on companies with mining operations in order to minimize long term effects of land disturbance, and this could include a requirement to re-establish pre-disturbance land forms and vegetation.

In order to carry out reclamation obligations imposed on us in connection with our potential development activities, we must allocate financial resources that might otherwise be spent on further exploration and development. We plan to set up a provision for our reclamation obligations on the Soledad Project, as appropriate, but this provision may not be adequate. If we are required to carry out unanticipated reclamation work, our financial position could be adversely affected.

The mining industry is intensely competitive.

As a result of competition in the mining industry, some of which is with large established mining companies with substantial capabilities and with greater financial and technical resources than ours, we may be unable to effectively develop the Soledad Project or obtain financing on terms we consider acceptable.

We compete with other mining companies in the recruitment and retention of qualified managerial and technical employees. If we are unable to successfully compete for qualified employees, our development of the Soledad Project may be slowed down or suspended. We also compete with other mining companies for capital. If we are unable to raise sufficient capital, our development of the Soledad Project may be jeopardized or we may not be able to develop or operate the Soledad Project.

We rely extensively on the services of our President, Mr. H. Lutz Klingmann, P.Eng., who has considerable current knowledge of our operations, including the Soledad Project, and the loss of his services would likely result in delay and cost associated with acquiring and training additional management.

Mr. Klingmann has been largely responsible for of the operations of the Company, including work on the Soledad Project since 2002. The successful development of the Soledad Project as currently envisioned by management is dependent to a significant extent on the efforts and abilities of Mr. Klingmann. Investors must be willing to rely to a significant extent on management’s discretion and judgment. We do not maintain key employee insurance on Mr. Klingmann and the loss of his services would likely have an adverse effect on Company operations and plans, until such time as a replacement can be located and brought current on Company plans and operations.

Sale of Aggregate

Contributions from the sale of aggregate have not been included in the 2012 feasibility study cash flow projections. However, aggregate sales over a period of thirty years are important for the Soledad Project as it will permit the Company to meet its closure and reclamation requirements. If no sale of waste rock as aggregate is ever achieved, the initial mine life would be reduced to approximately ten years.

Three of our directors are ordinarily resident outside of the United States and accordingly it may be difficult to effect service of process on them, or to enforce any legal judgment against them.

Three of our directors namely, Bryan A. Coates, Guy Le Bel and H. Lutz Klingmann are residents of Canada. Consequently, it may be difficult for U.S. investors to effect service of process within the U.S. upon these directors, or to realize in the U.S. upon judgments of U.S. courts predicated upon civil liabilities under the U.S. securities laws. A judgment of a U.S. court predicated solely upon such civil liabilities would probably be enforceable in Canada by a Canadian court if the U.S. court in which the judgment was obtained had jurisdiction, as determined by the Canadian court, in the matter. There is substantial doubt whether or not an original action could be brought successfully in Canada against any of such directors predicated solely upon such civil liabilities.

Our directors and officers may have conflicts of interest as a result of their relationships with other companies.

Our directors and officers are, or may in the future be, directors, officers or shareholders of other companies that are similarly engaged in the business of acquiring, developing and exploiting natural resource properties. Consequently, there is a possibility that our directors and/or officers may be in a position of conflict in the future. In addition, Thomas M. Clay, a director of the Company is a member of the Clay Group, which controls Auvergne, and which will hold a 32.5% interest in Gauss.

The Company may incur increased construction costs if a 1997 project labor agreement is found to be enforceable.

The Company filed a complaint with the National Labor Relations Board (the “NLRB”) against the Building and Construction Trades Council of Kern, Inyo, and Mono Counties (the “Union”), on May 23, 2014. The complaint was in response to the action taken by the Union related to a 1997 project labor agreement that the Company believes is not applicable to the Soledad Project and unenforceable under federal labor law. The Company will assess its options related to this matter when it receives a response from the NLRB. If the complaint is unsuccessful, there is a risk that the Union may pursue legal action, which if successful, may result in increased construction costs and a material impact on the Company’s results of operations.

Our properties and operations may be subject to litigation or other claims.

From time to time the Soledad Project or our operations may be subject to disputes which may result in litigation or other legal claims. We may be required to assert or defend against these claims which will divert resources and management time from operations. The costs of these claims or adverse filings may have a material effect on our business and results of operations.

Risks Related to the Joint Venture

There can be no certainty that all conditions precedent to the Joint Venture will be satisfied.

Our ability to consummate the Joint Venture is subject to a number of conditions precedent, certain of which are outside the control of the Company, including receipt of regulatory approval. We have made a submission to the TSX regarding the Joint Venture, and the form of the resolution contained in the proxy statement related to the shareholders’ meeting to approve the Joint Venture (the “Proxy Statement”) was reviewed and accepted by the TSX. However there is no guarantee that the Joint Venture will receive final approval from the TSX.

In addition, completion of the Joint Venture is contingent on our shareholders approving the Joint Venture. There can be no assurance or guarantee that our shareholders will approve the Joint Venture.

If for any reason the Joint Venture is not completed, the market price of the Shares may be adversely affected. If the Joint Venture is not completed and the Company cannot obtain financing for repayment of the Promissory Note and working capital requirements, the financial condition of the Company will be materially adversely affected.

The Transaction Agreement may be terminated in certain circumstances.

The parties to the Transaction Agreement have the right to terminate the Transaction Agreement and the Joint Venture in certain circumstances. Accordingly, there is no certainty, nor can the Company provide any assurance, that the Transaction Agreement will not be terminated, with the result that the Joint Venture will not proceed. In addition, in certain circumstances, the Company will be required to pay the Expenses Fee and/or the Termination Fee.

Completion of the Joint Venture will mean that the Company only has a 50% interest in the Soledad Project.

The Soledad Project is our only mineral property. If we were unable to fund the Joint Venture such that its interest in the Soledad Project was diluted further, the market price of the Shares may be adversely affected. In addition, we could fail to meet the listing requirements of the TSX, and would run the risk of being delisted from the TSX. While the majority of our trading volume occurs on the OTCQX International Exchange, if the TSX delists our Shares, investors may face material adverse consequences, including, but not limited to, a lack of a trading market for our securities, reduced liquidity, decreased analyst coverage of our securities, and an inability for us to obtain additional financing to fund our operations.

In addition, there is no assurance that the development of the Soledad Project will be successful even if the Joint Venture closes, or that the Joint Venture will have a positive impact on the shareholders.

Upon completion of the Joint Venture Transaction, we plan on reflecting 100% of the financial results of GQ California in our consolidated financial statements based on certain assumptions of management, which assumptions, if incorrect, may require us to account for the Joint Venture differently.

Following completion of the Joint Venture transaction, Golden Queen expects that GQ California will be a variable interest entity and Golden Queen will be considered the primary beneficiary. As a result, Golden Queen expects to continue to reflect 100% of the financial results of GQ California in its consolidated financial statements, along with a non-controlling interest representing Gauss Holdings 50% interest in GQ California. Although no individual investor holds a controlling financial interest in GQ California, GQ California is controlled by a related party group. Accordingly, one member of the group must be identified as the primary beneficiary. As the member of the related party group most closely associated with GQ California, Golden Queen has determined it is the primary beneficiary. Future changes in the capital or voting structure of GQ California could change that outcome.

There can be no assurance that we will be capable of raising additional funding required to continue development of the Soledad Project and meet its funding obligations under the Joint Venture.

We have limited financial resources. Assuming the Joint Venture closes, we will receive a portion of the funds required to continue its operations. However, our ability to arrange additional financing in the future will depend, in part, on the prevailing capital market conditions, our business performance, as well as the market price of metals. The recent volatility in global equities, commodities, foreign exchange, precious and base metals and a lack of market liquidity, may adversely affect our development and our ability to obtain financing. There is no assurance that sources of financing will be available to us on acceptable terms, if at all. Failure to obtain additional financing on a timely basis will cause our interest in the Joint Venture to be diluted.

Further financing by us may include issuances of equity, instruments convertible into equity (such as the issuance of rights pursuant to a rights offering) or various forms of debt. We have issued Shares or other instruments convertible into equity in the past and cannot predict the size or price of any future issuances of Shares or other instruments convertible into equity, and the effect, if any, that such future issuances and sales will have on the market price of our securities. Any additional issuances of Shares or securities convertible into, or exercisable or exchangeable for, Shares may ultimately result in dilution to the holders of Shares, dilution in any future earnings per share and may have a material adverse effect upon the market price of the Shares.

The board of managers and officers of the Joint Venture will have discretion regarding the use and allocation of funds to the development of the Soledad Project.

The board of managers and officers of the Joint Venture will have discretion concerning the use of the proceeds of the Joint Venture, as well as the timing of the application of the proceeds. As a result, shareholders will be relying on the judgment of the managers and officers of the Joint Venture for the application of the proceeds. Golden Queen understands that the intention of the board of managers and officers of the Joint Venture is to spend available funds on the work program described under “About the Soledad Mountain Project,” contained in the Proxy Statement. However, due to the nature of the mining industry and operations, budgets are regularly reviewed in light of the success of the expenditures, and the work program on the Soledad Project may not develop exactly as set out in the Proxy Statement. In addition, our ability to carry out operations will depend on the other Joint Venture participants. There may be circumstances where, for sound business reasons, a reallocation of funds or change in work program may be necessary.

The Valuation and Fairness Opinion prepared by Maxit Capital LP is subject to certain assumptions, limitations and qualifications.

The Valuation and Fairness Opinion prepared by Maxit Capital LP, which support the consideration to be paid by Gauss for the interest in GQ California and concludes that the Joint Venture is fair, from a financial point of view, to us, was based on information provided to Maxit Capital LP by us, as well as certain other publicly available information. The Valuation and Fairness Opinion are subject to the assumptions, limitations and qualifications described in the summary of the Valuation and Fairness Opinion included in the Proxy Statement, and as a result, may not be a completely accurate analysis of the value of the interest in GQ California to be acquired by Gauss.

The Clay Group owns a substantial interest in Golden Queen and is represented on our board of directors and its committees, and thus may exert significant influence on our corporate affairs and actions, including those submitted to a shareholder vote.

The Clay Group currently owns approximately 27% of our Shares and will also own 32.5% of Gauss, which will own half of the Soledad Project. For so long as the Clay Group beneficially owns at least 25% of our Shares, at least one of GQ Holdco’s representatives on the board of managers will be designated by Auvergne. Accordingly, the Clay Group has considerable influence on our corporate affairs and actions, including those submitted to a shareholder vote, and the development and operation of the Soledad Project. The interests of the Clay Group may be different from your interests.

If Gauss Holdings and Auvergne purchase a significant number of Shares pursuant to the Standby Commitment, they will have the ability to exert a significant degree of control over us.

If we undertake a rights offering and not all of the rights are exercised by holders, and we exercise the right to have Gauss Holdings and Auvergne purchase Shares pursuant to the Standby Commitment, Gauss Holdings and Auvergne may acquire a significant number of Shares, which could result in Gauss Holdings and Auvergne holding a significant ownership stake in us. In addition, if Gauss Holdings and Auvergne are required to take up and pay for a large number of Shares pursuant to the Standby Commitment, the liquidity of the Shares may be negatively impacted.

Risks Related to Our Common Shares

We believe that we may be a “passive foreign investment company” for the current taxable year which would likely result in materially adverse United States federal income tax consequences for United States investors.

We generally will be designated as a “passive foreign investment company” under the meaning of Section 1297 of the United States Internal Revenue Code of 1986, as amended (a “PFIC”) if, for a tax year, (a) 75% or more of our gross income for such year is “passive income” (generally, dividends, interest, rents, royalties, and gains from the disposition of assets producing passive income) or (b) if at least 50% or more of the value of our assets produce, or are held for the production of, passive income, based on the quarterly average of the fair market value of such assets. United States shareholders should be aware that we believe we were classified as a PFIC during our tax year ended December 31, 2013, and based on current business plans and financial expectations, believe that we may be a PFIC for the current and future taxable years. If we are a PFIC for any taxable year during which a United States person holds our securities, it would likely result in materially adverse United States federal income tax consequences for such United States person. The potential consequences include, but are not limited to, re-characterization of gain from the sale of our securities as ordinary income and the imposition of an interest charge on such gain and on certain distributions received on our common shares. Certain elections may be available under U.S. tax rules to mitigate some of the adverse consequences of holding shares in a PFIC.

Our share price may be volatile and as a result you could lose all or part of your investment.

In addition to volatility associated with equity markets in general, the value of your investment could decline due to the impact of any of the following factors upon the market price of our common shares:

  changes in the price for gold or silver;
  delays, problems or increased costs in the development of the Soledad Project;
  decline in demand for our common stock;
  downward revisions in securities analysts’ estimates;

  investor perception or our industry or prospects; and
  general economic trends.

Over the past year, stock markets have experienced extreme price and volume fluctuations and the market prices of securities have been highly volatile. These fluctuations are often unrelated to operating performance and may adversely affect the market price of our common shares. As a result, you may be unable to resell your shares at a desired price.

Because our common shares will likely trade at prices below $5.00 per share, and because we will not be listed on a national U.S. exchange, there are additional regulations imposed on U.S. broker-dealers trading in our shares that may make it more difficult for you to buy and resell our shares through a U.S. broker-dealer.

Because of U.S. rules that apply to shares with a market price of less than $5.00 per share, known as the “penny stock rules”, investors will find it more difficult to sell their securities in the U.S. through a U.S. broker dealer. The penny stock rules will probably apply to trades in our shares. These rules in most cases require a broker-dealer to deliver a standardized risk disclosure document to a potential purchaser of the securities, along with additional information including current bid and offer quotations, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the customer’s account, and to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.

A failure to satisfy the continued listing criteria of the TSX could result in our common shares being delisted.

Our Shares are currently listed on the TSX. In order to maintain the listing, we must maintain certain share prices, financial, and share distribution targets, including maintaining a minimum amount of shareholders’ equity and a minimum number of public shareholders. In addition to objective standards, the TSX may delist the securities of any issuer in a variety of circumstances including if, in its opinion, the issuer’s financial condition and/or operating results appear unsatisfactory; if it appears that the extent of public distribution or the aggregate market value of the security has become so reduced as to make continued listing on the TSX inadvisable; if the issuer sells or disposes of principal operating assets or ceases to be an operating company; if an issuer fails to comply with the listing requirements of the TSX; or if any other event occurs or any condition exists which makes continued listing on the TSX, in their opinion, inadvisable or unwarranted.

If the TSX delists our Shares, investors may face material adverse consequences, including, but not limited to, a lack of trading market for our securities, reduced liquidity, decreased analyst coverage of our securities, and an inability for us to obtain additional financing to fund our operations.

Issuing additional equity may have a negative impact on the trading price of our securities and our current shareholders may suffer dilution.

Any future sale of equity capital in financing transactions or through the exercise of warrants or options or conversion of convertible securities will result in dilution to existing shareholders. In addition, even the perception that an issuance of equity capital may occur could have a negative impact on the trading price of our securities. We may pursue other alternatives for financing through offering an interest in the Soledad Project to another party or parties.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any information we reference in this manner is considered part of this Prospectus. Information we file with the SEC after the date of this Prospectus will automatically update and, to the extent inconsistent, supersede the information contained in this Prospectus. Copies of the documents incorporated herein by reference may be obtained on request and without charge from the Corporate Secretary of the Company at 6411 Imperial Avenue, West Vancouver, British Columbia, V7W 2J5, telephone 604-921-7570.

We incorporate by reference the documents listed below and future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (referred to as the “Exchange Act”) (excluding, unless otherwise provided therein or herein, information furnished pursuant to Item 2.02 and Item 7.01 on any Current Report on Form 8-K) after the date of the initial filing of this registration statement on Form S-3 to which this Prospectus relates until the termination of the offering under this Prospectus.

1.

Our annual report on Form 10-K for its fiscal year ended December 31, 2013, which report contains the audited consolidated financial statements of the Company and the notes thereto, together with the auditor’s report thereon, and the related management’s discussion and analysis, as filed with the SEC on March 17, 2014.

2.

Our quarterly report on Form 10-Q for the three month period ended March 31, 2014, which report contains the unaudited interim consolidated financial statements of the Company, together with the notes thereto, and the related management’s discussion and analysis, as filed with the SEC on May 12, 2014.

3.

Our quarterly report on Form 10-Q for the three and six month periods ended June 30, 2014, which report contains the unaudited interim consolidated financial statements of the Company, together with the notes thereto, and the related management’s discussion and analysis, as filed with the SEC on August 11, 2014.

4.	Our definitive proxy statement on Schedule 14A for the annual general meeting of our shareholders held on June 10, 2014, as filed with the SEC on April 30, 2014.

5.	Our definitive proxy statement on Schedule 14A for the special meeting of our shareholders to be held on September 9, 2014, as filed with the SEC on July 31, 2014.

6.	The Company’s current report on Form 8-K as filed with the SEC on January 7, 2014.

7.	The Company’s current report on Form 8-K as filed with the SEC on June 12, 2014.

8.	The Company’s current report on Form 8-K as filed with the SEC on July 2, 2014.

We also hereby specifically incorporate by reference all filings by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the filing of the initial registration statement on Form S-3 to which this prospectus relates and prior to effectiveness of such registration statement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus and the documents incorporated by reference herein constitute forward-looking information and forward-looking statements within the meaning of applicable securities legislation (referred to collectively as “forward-looking statements”). The use of any of the words “anticipate”, “continue”, “estimate”, “expect”, “may”, “will”, “projected”, “propose”, “should”, “believe”, “intends”, “contingent”, “subject to” and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. The Company believes the expectations reflected in those forward-looking statements are reasonable, but no assurance can be given that these expectations will prove to be correct. Such forward-looking statements included in this prospectus and the documents incorporated by reference herein should not be unduly relied upon. This forward-looking information is made as of the date of this prospectus, or in the case of documents incorporated by reference herein, as of the dates of such documents.

In particular, this prospectus and the documents incorporated by reference herein contain forward-looking statements pertaining to the following:

  proposed expenditures set out under “Use of Proceeds”;
  business strategy, strength and focus;
  completion of the RightsOffering, including receipt of all regulatory approvals;
  closing of the Joint Venture with respect to the Soledad Project, including receipt of all regulatory and Shareholder approvals;
  the timing for receipt of regulatory and Shareholder approvals and closing of the Joint Venture;
  geological estimates in respect of mineral resources and reserves on the Soledad Project;
  projections of market prices and costs and the related sensitivity of distributions;
  supply and demand for precious metals;
  development and construction activities planned for the Soledad Project;
  expectations regarding the ability to raise capital or generate income through operations;
  expectations with respect to the Company’s future working capital position;
  treatment under government regulatory regimes and tax laws, and capital expenditure programs;
  expectations with respect to the Company’s future working capital position;
  the Company’s capital expenditure programs.

With respect to forward-looking statements contained in this prospectus and the documents incorporated by reference herein, assumptions have been made regarding, among other things:

  future commodity prices;
  the Company’s ability to obtain qualified staff and equipment in a timely and cost-efficient manner;
  the impact of increasing competition on the Company;
  the impact of any changes in the laws of the United States;
  the ability of the Company to maintain its existing and future permits in good standing;
  the ability of the Company to retain all of its interests in the Soledad Project through negotiations with landholders at a cost that is acceptable to the Company;
  the regulatory framework governing royalties, taxes and environmental matters in the United States;
  the ability of the Company’s subsidiaries to obtain any required permits, access rights in respect of land and resources, and environmental consents;
  geological estimates in respect of the Company’s mineral resources and reserves;
  future development plans for the Soledad Project unfolding as currently envisioned;
  future capital expenditures to be made by the Company;
  future sources of funding for the Company’s capital program;
  the Company’s future debt levels; and
  the Company’s ability to obtain financing in the future on acceptable terms, or at all.

Actual results could differ materially from those anticipated in these forward-looking statements as a result of the risk factors set forth below and elsewhere in this prospectus and in the documents incorporated by reference:

  speculative nature of exploration, appraisal and development of mineral properties;
  uncertainties in access to future funding for exploration and development of the Company’s Soledad Project or future acquisitions;

  unexpected liabilities or changes in the cost of operations, including costs of extracting and delivering minerals to market, that affect potential profitability of the Company;
  operating hazards and risks inherent in mineral exploration and mining;
  volatility in global equities, commodities, foreign exchange, market price of precious and base metals and a lack of market liquidity;
  changes to the political environment, laws or regulations, or more stringent enforcement of current laws or regulations in the United States;
  ability of the Company to obtain and maintain required exploration licences, concessions, access rights or permits;
  unexpected and uninsurable risks that may arise;
  the other factors discussed under “Risk Factors”.

Readers are cautioned that the foregoing lists of factors are not exhaustive. Due to the nature of the mining industry, budgets are regularly reviewed in light of the success of the expenditures and other opportunities, which may become available to the Company. Accordingly, while the Company anticipates that it will have the ability to spend the funds available to it as stated in this prospectus, there may be circumstances where, for sound business reasons, a reallocation of funds may be prudent or necessary. The forward-looking statements contained in this prospectus and documents incorporated by reference herein are expressly qualified by this cautionary statement. Except as required under applicable securities laws, the Company does not undertake or assume any obligation to publicly update or revise any forward-looking statements. Subscribers should read this entire prospectus, as well as the documents incorporated by reference into this prospectus, and consult their own professional advisors to assess the income tax, legal, risk factors and other aspects of their investment.

CAUTIONARY NOTE REGARDING MINERAL RESERVE AND RESOURCE ESTIMATES

This prospectus has been prepared in accordance with the requirements of Canadian securities laws, which differ from the requirements of United States securities laws. Unless otherwise indicated, all reserve and resource estimates included in this prospectus and in the documents incorporated by reference herein have been, and will be, prepared in accordance with Canadian National Instrument 43-101 Standards of Disclosure for Mineral Projects (referred to as “NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum classification system. NI 43-101 is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects.

Canadian standards, including NI 43-101, differ significantly from the requirements of the SEC, and reserve and resource information contained or incorporated by reference in this prospectus and in the documents incorporated by reference herein may not be comparable to similar information disclosed by companies reporting under United States standards. In particular, and without limiting the generality of the foregoing, the term “resource” does not equate to the term “reserve”. Under United States standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. The SEC’s disclosure standards normally do not permit the inclusion of information concerning “measured mineral resources”, “indicated mineral resources” or “inferred mineral resources” or other descriptions of the amount of mineralization in mineral deposits that do not constitute “reserves” by United States standards in documents filed with the SEC. United States investors should also understand that “inferred mineral resources” have a great amount of uncertainty as to their existence and as to their economic and legal feasibility. It cannot be assumed that all or any part of an “inferred mineral resource” will ever be upgraded to a higher category. Under Canadian rules, estimated “inferred mineral resources” may not form the basis of feasibility or pre-feasibility studies. Investors are cautioned not to assume that all or any part of an “inferred mineral resource” exists or is economically or legally mineable. Disclosure of “contained ounces” in a resource estimate is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in place tonnage and grade without reference to unit measures. The requirements of NI 43-101 for identification of “reserves” are also not the same as those of the SEC, and reserves in compliance with NI 43-101 may not qualify as “reserves” under SEC standards.

Accordingly, information contained in this Prospectus and the documents incorporated by reference herein contain descriptions of our mineral deposits that may not be comparable to similar information made public by United States companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

PRESENTATION OF FINANCIAL INFORMATION

Financial and Other Information

Financial information is presented in accordance with generally accepted accounting principles in the United States (referred to as “US GAAP”). Financial statements incorporated by reference herein have been prepared in accordance with US GAAP, and are subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies. The Company prepares its financial statements in United States dollars.

The following table sets forth, for the periods indicated, the high, low, average noon spot and period end noon spot buying rates of exchange for one United States dollar in Canadian dollars as published by the Bank of Canada. Although obtained from sources believed to be reliable, the data is provided for informational purposes only, and the Bank of Canada does not guarantee the accuracy or completeness of the data.

	Period Ended	Year Ended December 31,
	June 30, 2014	2013	2012	2011
Highest noon spot rate during period	1.1251	1.0697	1.0418	1.0604
Lowest noon spot rate during period	1.0614	0.9839	0.9710	0.9449
Average noon spot rate for the period	1.0968	1.0299	0.9996	0.9891
Period end noon spot rate	1.0676	1.0636	0.9949	1.0170

On August 20, 2014, the noon spot rate reported by the Bank of Canada was $1.00 = C$1.0944.

CHANGES TO CONSOLIDATED CAPITALIZATION

The following table summarizes changes in the consolidated capitalization of the Company since December 31, 2013. The table should be read in conjunction with the consolidated financial statements of the Company for the year ended December 31, 2013 and the six months ended June 30, 2014, and management’s discussion and analysis thereof, which are incorporated by reference herein.

	As at the date
	of this
	prospectus	June 30, 2014	December 31, 2013
	(unaudited)	(unaudited)	(audited)
Indebtedness(1)(2)(3)(4)	$32,718,958	$22,718,958	$7,476,607

Common shares	62,709,015	62,709,015	62,289,402
Additional paid-in capital	9,835,578	9,835,578	9,927,142
Accumulated deficit	(74,176,094)	(74,176,094)	(65,975,612)
Total shareholder’s equity (deficiency)	(1,631,501)	(1,631,501)	6,240,932
Total capitalization	$31,087,457	$21,087,457	$13,717,539

Notes:

(1)

The indebtedness includes a C$10,000,000 ($9,710,603) convertible debenture from July 2013. Amount presented equal the sum of the carrying value of the host debt plus the fair value of the derivative liability at reporting date.

(2)

In January 2014, the Company obtained a $10,000,000 loan from members of the Clay Family, with $7,500,000 of that provided by an investment vehicle managed by Thomas M. Clay, a director and insider of the Company. The loan has a 12 month term and bears an annual interest rate of 5%, payable on the maturity date. If the loan is repaid less than 183 days before the maturity date, the Company will pay the lenders 105% of the principal, plus interest.

(3)	The indebtedness figures shown in this table exclude interest payable of $76,699 as of December 31, 2013; $911,639 as of June 30, 2014; and $954,948 as of August 20, 2014.
(4)

In July 2014, GQ California issued a senior secured promissory note to Leucadia and Auvergne, with the Company as guarantor, in respect of an advance of an aggregate of $10,000,000. The maturity date of the loan will be the earlier of: (a) the closing date of the Joint Venture transaction and (b) September 30, 2014. If the Closing occurs later than September 30, 2014, then the maturity date can be extended to December 1, 2014 by paying a $1,000,000 extension fee, which extension fee will not be payable if the JV Closing occurs before the extended maturity date. See “Recent Developments”.

CERTAIN INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement will describe certain Canadian federal income tax consequences to investors described therein of acquiring Securities including, in the case of investors who are not residents of Canada for purposes of the Income Tax Act (Canada), whether payment of any amount in respect of a security will be subject to Canadian non-resident withholding tax.

The applicable Prospectus Supplement will also describe certain U.S. federal income tax consequences of the acquisition, ownership and disposition of Securities by an initial investor who is a U.S. person (within the meaning of the U.S. Internal Revenue Code), if applicable, including, to the extent applicable, any such consequences relating to Securities payable in a currency other than the U.S. dollar, issued at an original issue discount for U.S. federal income tax purposes or containing early redemption provisions or other special terms.

PRIOR SALES

The following table sets forth for the 12 month period prior to the date of this Prospectus, details of the price at which securities have been issued by us, the number and type of securities issued and the date on which such securities were issued, excluding employee stock options and Common Shares sold pursuant to the exercise of employee stock options:

			Issue or
		Number of	Exercise Price
Date of issue	Type of Securities	Securities	of Security	Description of Transaction

February 28, 2014	Common Shares	15,300	C$1.52	Issued in connection with mineral property interests

TRADING PRICE AND VOLUME

The Shares are listed on the TSX under the symbol GQM, and on the OTCQX under the symbol GQMNF. The following table sets forth the price range and volume of trading of the Common Shares during the 12 months preceding the date of this Prospectus.

		TSX				OTCQX
	(prices in Canadian dollars)				(prices in US dollars)
Month	High	Low	Volume	Month	High	Low	Volume

August 2013	1.99	1.20	1,072,029	August 2013	1.90	1.20	2,752,296
September 2013	1.56	1.12	644,469	September 2013	1.51	1.093	1,410,487
October 2013	1.19	0.91	830,467	October 2013	1.17	0.887	2,274,014
November 2013	1.04	0.73	547,230	November 2013	1.00	0.71	1,239,398
December 2013	1.00	0.62	2,006,438	December 2013	0.9042	0.598	3,440,247
January 2014	1.46	0.80	1,447,636	January 2014	1.33	0.75	2,220,521
February 2014	1.74	1.18	1,531,207	February 2014	1.56	1.0625	2,709,007
March 2014	1.99	1.57	1,949,062	March 2014	1.81	1.41	3,327,424
April 2014	1.98	1.57	977,819	April 2014	1.79	1.42	2,413,918
May 2014	1.91	1.30	651,881	May 2014	1.76	1.19	1,689,104
June 2014	1.64	1.21	879,624	June 2014	1.54	1.0966	2,333,285
July 2014	1.71	1.41	590,280	July 2014	1.61	1.31	2,377,789
August 1-20, 2014	1.67	1.48	325,857	August 1-20, 2014	1.55	1.367	740,457

On August 20, 2014, the last reported sale price of the Common Shares on the TSX was C$1.61 per Common Share and on the OTCQX was $1.47 per Common Share.

DESCRIPTION OF COMMON SHARES

We are authorized to issue an unlimited number of Common Shares, without par value, of which 99,778,683 are issued and outstanding as at the date of this Prospectus. There are options outstanding to purchase up to 850,000 Common Shares at exercise prices ranging from $1.16 to $1.59. We do not have Warrants outstanding. Holders of Common Shares are entitled to one vote per Common Share at all meetings of shareholders, to receive dividends as and when declared by our Board of Directors and to receive a pro rata share of the assets of the Company available for distribution to the shareholders in the event of the liquidation, dissolution or winding-up of the Company. There are no pre-emptive, conversion or redemption rights attached to the Common Shares.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable Prospectus Supplements and free writing prospectuses, summarizes the material terms and provisions of the Warrants that we may offer under this Prospectus, which will consist of Warrants to purchase Common Shares and may be issued in one or more series. Warrants may be offered independently or together with Common Shares, and may be attached to or separate from those Securities. While the terms we have summarized below will apply generally to any Warrants that we may offer under this Prospectus, we will describe the particular terms of any series of Warrants that we may offer in more detail in the applicable Prospectus Supplement and any applicable free writing prospectus. The terms of any Warrants offered under a Prospectus Supplement may differ from the terms described below.

General

Warrants may be issued under and governed by the terms of one or more warrant indentures (each of which we refer to as a “Warrant Indenture”) between us and a warrant trustee (which we refer to as the “Warrant Trustee”) that we will name in the relevant Prospectus Supplement, if applicable. Each Warrant Trustee will be a financial institution organized under the laws of Canada or any province thereof and authorized to carry on business as a trustee.

This summary of some of the provisions of the Warrants is not complete. The statements made in this Prospectus relating to any Warrant Indenture and Warrants to be issued under this Prospectus are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Warrant Indenture, if any, and the Warrant certificate. Prospective investors should refer to the Warrant Indenture, if any, and the Warrant certificate relating to the specific Warrants being offered for the complete terms of the Warrants. If applicable, we will file as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, any Warrant Indenture describing the terms and conditions of Warrants we are offering before the issuance of such Warrants.

The applicable Prospectus Supplement relating to any Warrants offered by us will describe the particular terms of those Warrants and include specific terms relating to the offering. This description will include, where applicable:

  the designation and aggregate number of Warrants;
  the price at which the Warrants will be offered;
  the currency or currencies in which the Warrants will be offered;
  the date on which the right to exercise the Warrants will commence and the date on which the right will expire;
  the number of Common Shares that may be purchased upon exercise of each Warrant and the price at which and currency or currencies in which the Common Shares may be purchased upon exercise of each Warrant;
  the designation and terms of any Securities with which the Warrants will be offered, if any, and the number of the Warrants that will be offered with each Security;
  the date or dates, if any, on or after which the Warrants and the other Securities with which the Warrants will be offered will be transferable separately;
  whether the Warrants will be subject to redemption and, if so, the terms of such redemption provisions;
  whether we will issue the Warrants as global securities and, if so, the identity of the depositary of the global securities;
  whether the Warrants will be listed on any exchange;
  material United States and Canadian federal income tax consequences of owning the Warrants; and

  any other material terms or conditions of the Warrants.

Rights of Holders Prior to Exercise

Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Common Shares issuable upon exercise of the Warrants.

Exercise of Warrants

Each Warrant will entitle the holder to purchase the Securities that we specify in the applicable Prospectus Supplement at the exercise price that we describe therein. Unless we otherwise specify in the applicable Prospectus Supplement, holders of the Warrants may exercise the Warrants at any time up to the specified time on the expiration date that we set forth in the applicable Prospectus Supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the Warrants may exercise the Warrants by delivering the Warrant certificate representing the Warrants to be exercised together with specified information, and paying the required amount to the Warrant Trustee, if any, or to us, as applicable, in immediately available funds, as provided in the applicable Prospectus Supplement. We will set forth on the Warrant certificate and in the applicable Prospectus Supplement the information that the holder of the Warrant will be required to deliver to the Warrant Trustee, if any, or to us, as applicable.

Upon receipt of the required payment and the Warrant certificate properly completed and duly executed at the corporate trust office of the Warrant Trustee, if any, to us at our principal officers, as applicable, or any other office indicated in the applicable Prospectus Supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the Warrants represented by the Warrant certificate are exercised, then we will issue a new Warrant certificate for the remaining amount of Warrants. If we so indicate in the applicable Prospectus Supplement, holders of the Warrants may surrender securities as all or part of the exercise price for Warrants.

Anti-Dilution

The Warrant Indenture, if any, and the Warrant certificate will specify that upon the subdivision, consolidation, reclassification or other material change of the Common Shares or any other reorganization, amalgamation, merger or sale of all or substantially all of our assets, the Warrants will thereafter evidence the right of the holder to receive the securities, property or cash deliverable in exchange for or on the conversion of or in respect of the Common Shares to which the holder of a Common Share would have been entitled immediately after such event. Similarly, any distribution to all or substantially all of the holders of Common Shares of rights, options, warrants, evidences of indebtedness or assets will result in an adjustment in the number of Common Shares to be issued to holders of Warrants.

Global Securities

We may issue Warrants in whole or in part in the form of one or more global securities, which will be registered in the name of and be deposited with a depositary, or its nominee, each of which will be identified in the applicable Prospectus Supplement. The global securities may be in temporary or permanent form. The applicable Prospectus Supplement will describe the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global security. The applicable Prospectus Supplement will describe the exchange, registration and transfer rights relating to any global security.

Modifications

The Warrant Indenture, if any, and the Warrant certificate will provide for modifications and alterations to the Warrants issued thereunder by way of a resolution of holders of Warrants at a meeting of such holders or a consent in writing from such holders. The number of holders of Warrants required to pass such a resolution or execute such a written consent will be specified in the Warrant Indenture, if any, and the Warrant certificate.

We may amend any Warrant Indenture and the Warrants, without the consent of the holders of the Warrants, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding Warrants.

DESCRIPTION OF UNITS

The following description, together with the additional information we may include in any applicable Prospectus Supplements, summarizes the material terms and provisions of the Units that we may offer under this Prospectus. While the terms we have summarized below will apply generally to any Units that we may offer under this Prospectus, we will describe the particular terms of any series of Units in more detail in the applicable Prospectus Supplement. The terms of any Units offered under a Prospectus Supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, the form of unit agreement (which we refer to herein as the “Unit Agreement”), if any, between us and a unit agent (which we refer to herein as the “Unit Agent”) that describes the terms and conditions of the series of Units we are offering, and any supplemental agreements, before the issuance of the related series of Units. The following summaries of material terms and provisions of the Units are subject to, and qualified in their entirety by reference to, all the provisions of the Unit Agreement, if any, and any supplemental agreements applicable to a particular series of Units. We urge you to read the applicable Prospectus Supplements related to the particular series of Units that we sell under this Prospectus, as well as the complete Unit Agreement, if any, and any supplemental agreements that contain the terms of the Units.

General

We may issue Units comprising one or more of Common Shares and Warrants in any combination. Each Unit will be issued so that the holder of the Unit is also the holder of each security included in the Unit. Thus, the holder of a Unit will have the rights and obligations of a holder of each included security. The Unit Agreement under which a Unit may be issued may provide that the securities included in the Unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable Prospectus Supplement the terms of the series of Units, including:

•	the designation and terms of the Units and of the securities comprising the Units, including whether and under what circumstances those securities may be held or transferred separately;
•	provisions of the governing Unit Agreement; and
•	any provisions for the issuance, payment, settlement, transfer or exchange of the Units or of the securities comprising the Units.

The provisions described in this section, as well as those described under “Description of Common Shares” and “Description of Warrants” will apply to each Unit and to any Common Share or Warrant included in each Unit, respectively.

Issuance in Series

We may issue Units in such amounts and in numerous distinct series as we determine.

PLAN OF DISTRIBUTION

General

We may offer and sell the Securities, separately or together: (a) to one or more underwriters or dealers; (b) through one or more agents; or (c) directly to one or more other purchasers. The Securities offered pursuant to any Prospectus Supplement may be sold from time to time in one or more transactions at: (i) a fixed price or prices, which may be changed from time to time; (ii) market prices prevailing at the time of sale; (iii) prices related to such prevailing market prices; or (iv) other negotiated prices. We may only offer and sell the Securities pursuant to a Prospectus Supplement during the period that this Prospectus, including any amendments hereto, remains effective. The Prospectus Supplement for any of the Securities being offered thereby will set forth the terms of the offering of such Securities, including the type of Security being offered, the name or names of any underwriters, dealers or agents, the purchase price of such Securities, the proceeds to us from such sale, any underwriting commissions or discounts and other items constituting underwriters’ compensation and any discounts or concessions allowed or re-allowed or paid to dealers. Only underwriters so named in the Prospectus Supplement are deemed to be underwriters in connection with the Securities offered thereby.

By Underwriters

If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of underwriters to purchase the Securities will be subject to certain conditions, but the underwriters will be obligated to purchase all of the Securities offered by the Prospectus Supplement if any of such Securities are purchased. We may offer the Securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. We may agree to pay the underwriters a fee or commission for various services relating to the offering of any Securities. Any such fee or commission will be paid out of our general corporate funds. We may use underwriters with whom we have a material relationship. We will describe in the Prospectus Supplement, naming the underwriter, the nature of any such relationship.

By Dealers

If dealers are used, and if so specified in the applicable Prospectus Supplement, we will sell such Securities to the dealers as principals. The dealers may then resell such Securities to the public at varying prices to be determined by such dealers at the time of resale. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. We will set forth the names of the dealers and the terms of the transaction in the applicable Prospectus Supplement.

By Agents

The Securities may also be sold through agents designated by us. Any agent involved will be named, and any fees or commissions payable by us to such agent will be set forth, in the applicable Prospectus Supplement. Any such fees or commissions will be paid out of our general corporate funds. Unless otherwise indicated in the Prospectus Supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Direct Sales

Securities may also be sold directly by us at such prices and upon such terms as agreed to by us and the purchaser. In this case, no underwriters, dealers or agents would be involved in the offering.

General Information

Underwriters, dealers and agents that participate in the distribution of the Securities offered by this Prospectus may be deemed underwriters under the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act.

Underwriters, dealers or agents who participate in the distribution of Securities may be entitled under agreements to be entered into with us to indemnification by us against certain liabilities, including liabilities under Canadian provincial and territorial and United States securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers or agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

We may enter into derivative transactions with third parties, or sell securities not covered by this Prospectus to third parties in privately negotiated transactions. If the applicable Prospectus Supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this Prospectus and the applicable Prospectus Supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be identified in the applicable Prospectus Supplement.

One or more firms, referred to as “remarketing firms,” may also offer or sell the Securities, if the Prospectus Supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the Securities in accordance with the terms of the Securities. The Prospectus Supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the Securities they remarket.

In connection with any offering of Securities, underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions may be commenced, interrupted or discontinued at any time.

With respect to the sale of Securities under this Prospectus and any Prospectus Supplement, the maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority, Inc. or independent broker or dealer will not be greater than eight percent (8%).

USE OF PROCEEDS

Unless otherwise indicated in the applicable Prospectus Supplement, the net proceeds from the sale of Securities will be used to fund the development of the Soledad Project, repay current debt, working capital requirements or for other general corporate purposes. More detailed information regarding the use of proceeds from the sale of Securities will be described in the applicable Prospectus Supplement. We may, from time to time, issue Common Shares or other securities otherwise than through the offering of Securities pursuant to this Prospectus.

INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

TRANSFER AGENT AND REGISTRAR

Our registrar and transfer agent for our common shares is Computershare Investor Services Inc., of 3rd Floor, 510 Burrard Street, Vancouver, British Columbia, V6C 3B9.

LEGAL MATTERS

The law firm of Morton Law LLP has acted as our counsel by providing an opinion on the validity of the securities offered in this Prospectus and applicable Prospectus Supplements and counsel named in the applicable Prospectus Supplement will pass upon legal matters for any underwriters, dealers or agents. Certain legal matters related to the Securities offered by this Prospectus will be passed upon on our behalf by Morton Law LLP, with respect to matters of Canadian law, and Dorsey & Whitney LLP, with respect to matters of United States law.

EXPERTS

Information relating to the our mineral properties in this Prospectus and the documents incorporated by reference herein has been derived from reports, statements or opinions prepared or certified by Sean Ennis of Norwest Corporation and Mark Hertel of AMEC E&C Services Inc. (collectively, the “Experts”), this information has been included in reliance on such companies and persons’ expertise.

None of Experts, each being companies and persons who have prepared or certified the preparation of reports, statements or opinions in this prospectus and the documents incorporated by reference herein relating to our mineral properties, or any director, officer, employee or partner thereof, as applicable, received or has received a direct or indirect interest in our property or of any of our associates or affiliates. As at the date hereof, the aforementioned persons, companies and persons at the companies specified above who participated in the preparation of such reports, statements or opinions, as a group, beneficially own, directly or indirectly, less than 1% of our outstanding common shares.

Maxit Capital LP prepared a valuation and fairness opinion, each dated effective June 7, 2014, in connection with the Joint Venture. The valuation and fairness opinion are included in our proxy statement filed with the SEC on July 31, 2014, which proxy statement is incorporated by reference in this Prospectus. Maxit Capital LP and the designated professionals of Maxit Capital LP beneficially own, directly or indirectly, less than 1% of our outstanding common shares.

The consolidated financial statements as of December 31, 2013 and 2012 and for each of the three years for the period ended December 31, 2013 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 incorporated by reference in this Prospectus have been so incorporated in reliance on the report of BDO Canada, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov.

This Prospectus is part of a registration statement and, as permitted by SEC rules, does not contain all of the information included in the registration statement. Whenever a reference is made in this Prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are part of the registration statement. You may call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also read and copy any document we file with the SEC at the SEC’s public reference rooms at:

100 F Street, N.E.
Room 1580
Washington, D.C. 20549

PROSPECTUS

GOLDEN QUEEN MINING CO. LTD.

$70,000,000 Common Shares Warrants Units

<>, 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14- OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Amount
Securities and Exchange Commission Registration Fee	$9,016
Legal Fees and Expenses*	25,000
Accounting Fees and Expenses*	10,000
Printing and Engraving Expenses*	2,500
Miscellaneous Expenses*	2,500
Total*	$49,016

* - Estimated

ITEM 15- INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles provide that directors shall be indemnified by us, to the extent authorized by Division 5 of Part 5 of the British Columbia Business Corporations Act, against all judgments, penalties or fines awarded or imposed, and expenses reasonably incurred, in legal proceedings or investigative actions. The Articles also authorize the board of directors to indemnify any other person, subject to any restrictions in the British Columbia Business Corporations Act. We have entered into indemnification agreements with each of our directors and officers, pursuant to which the Company has agreed to indemnify the directors and officers against all judgments, penalties or fines awarded or imposed, and expenses reasonably incurred, in legal proceedings or investigative actions, to the extent permitted by the British Columbia Business Corporations Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be conferred upon officers, directors and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act at and is, therefore, unenforceable.

ITEM 16- EXHIBITS

Other than contracts made in the ordinary course of business, the following are the material contracts and other material exhibits as of the date of this registration statement:

Exhibit
Number	Description

3.01	Notice of Articles, previously filed on Form 8-K filed with the Securities and Exchange Commission on September 2, 2010 and incorporated herein by reference

3.02	Articles, previously filed on Form 8-K filed with the Securities and Exchange Commission on September 2, 2010 and incorporated herein by reference

3.03	Amended Notice of Articles*

4.01	Form of Stock Certificate*

5.1	Opinion of Morton Law LLP*

10.1

Management Agreement dated March 11, 2004 between the Company and H. Lutz Klingmann, and amendment dated May 31, 2010, previously filed on Form 10-K/A filed with the Securities and Exchange Commission on January 14, 2011

10.2

Mining Lease dated April 22, 1986 between the Company, Southwestern Refining Corporation, and Claude and Mary J.Birtle, and amendment dated March 23, 2007, previously filed on Form 10-K/A filed with the Securities and Exchange Commission on January 14, 2011

10.3	2013 Stock option plan of the Company, previously filed on Form 8-K filed with the Securities and Exchange Commission on September 24, 2013

10.4

Transaction Agreement among Leucadia, Aurvergne, LLC, Gauss LLC, the Company and Golden Queen Mining Company, Inc. dated as of June 8, 2014, previously filed on Form 8-K filed with the Securities and Exchange Commission on June 12, 2014

10.5	Backstop Agreement dated June 8, 2014, previously filed on Form 8-K filed with the Securities and Exchange Commission on June 12, 2014

10.6	Registration Rights Agreement with Gauss Holdings dated June 8, 2014, previously filed on Form 8-K filed with the Securities and Exchange Commission on June 12, 2014

10.7	Registration Rights Agreement with Auvergne and Clay family members dated June 8, 2014, previously filed on Form 8-K filed with the Securities and Exchange Commission on June 12, 2014

10.8	Debt Restructuring Agreement dated June 8, 2014, previously filed on Form 8-K filed with the Securities and Exchange Commission on June 12, 2014

10.9	Senior Secured Promissory Note dated July 2, 2014, previously filed on Form 8-K filed with the Securities and Exchange Commission on July 2, 2014

10.10	Subordination Agreement dated July 2, 2014, previously filed on Form 8-K filed with the Securities and Exchange Commission on July 2, 2014

10.1	Amended and Restated Limited Liability Company Agreement of Golden Queen Mining Company, LLC**

23.1	Consent of BDO Canada LLP *

23.2	Consent of Sean Ennis*

23.3	Consent of Mark Hertel*

23.4	Consent of Norwest Corporation*

23.5	Consent of AMEC E&C Services Inc.*

23.6	Consent of Maxit Capital LP*

23.7	Consent of Morton Law LLP (contained in Exhibit 5.1)*

24.1	Powers of Attorney (included on signature page hereto)

* Filed herewith.
** To be filed by amendment.

ITEM 17 – UNDERTAKINGS

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

     (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

     (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

     (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

     (6) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized. The registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3.

Date		GOLDEN QUEEN MINING CO. LTD.

August 21, 2014	By:	/s/ H. Lutz Klingmann
H. Lutz Klingmann
President and Director
(Principal Executive Officer)

August 21, 2014	By:	/s/ Andree St-Germain
Andree St-Germain
Chief Financial Officer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of H. Lutz Klingmann and Andree St-Germain as his or her attorney-in-fact and agent, with the full power of substitution and resubstitution and full power to act without the other, for them in any and all capacities, to sign any and all amendments, including post-effective amendments, and any registration statement relating to the same offering as this registration that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the Registrant in the capacities and on the date indicated:

Name	Title	Date

President and Director
/s/ H. Lutz Klingmann	(Principal Executive Officer)	August 21, 2014
H. Lutz Klingmann

Chief Financial Officer
/s/ Andree St-Germain	(Principal Financial and
Andree St-Germain	Accounting Officer)	August 21, 2014

/s/ Thomas M. Clay
Thomas M. Clay	Chairman	August 21, 2014

/s/ Bryan A. Coates
Bryan A. Coates	Director	August 21, 2014

/s/ Guy Le Bel
Guy Le Bel	Director	August 21, 2014

/s/ Bernard Guarnera
Bernard Guarnera	Director	August 21, 2014